Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2005 EARNINGS

Highlights:
•	Sales for the full-year 2005 increased approximately 16 percent over the full-year 2004.
•	Earnings from continuing operations for the full-year 2005 increased significantly over full-year 2004.
•	Biocides portfolio strengthened with the purchase of the remaining 50 percent share of its water products joint venture, Nordesclor, in Brazil.
•	For the full-year 2006, operating margins for the HTH water products business are expected to be in the 7 to 8 percent range.
•	For the full-year 2006, sales are expected to grow by six to eight percent and earnings from continuing operations are expected to be in the $1.50 to $1.60 per share range.

NORWALK, Conn., February 9, 2006 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced full year sales of $1,305.1 million in 2005, a 16 percent increase, compared to $1,120.9 million reported in 2004. Segment operating income was $80.2 million in 2005 compared to $47.5 million in 2004. Earnings per share from continuing operations were $1.67 for 2005 on $39.8 million of income, compared to $0.74 on income of $17.3 million a year ago. Included in 2005 results is $13.2 million, or $0.32 per share, of other gains and an impairment charge. Excluding these items, earnings per share from continuing operations were $1.35 for 2005 on $32.2 million of income. Earnings per share for the full year were $1.70 for 2005 on $40.5 million of net income, compared to $0.84 on net income of $19.9 million in 2004.

“I am pleased that Arch was able to post double-digit increases in sales and earnings in 2005 despite high energy and raw material costs.  We benefited from strong results in performance urethanes and record demand for our biocides used in antidandruff shampoos and marine paints,” said Chairman, President and CEO Michael E. Campbell.  “Our performance supports our strategy of mitigating persistently high raw material and energy costs by increasing prices and reducing costs.  In addition, the transactions we completed in 2005  --  our purchase of the remaining 50 percent share of  the Nordesclor water-sanitizer business in Brazil, and the sale of a non-strategic joint venture  --  further strengthened our Biocides position and should help accelerate our earnings growth.”

Fourth quarter sales increased approximately 15 percent to $278.3 million in 2005 compared to $241.8 million in 2004. The increase in sales was attributable to higher volumes and improved pricing, offset slightly by the unfavorable effect of foreign currency rates. Earnings per share from continuing operations were $0.21 for 2005 on $5.0 million of income, compared to a loss of $0.36 per share on a loss of $8.6 million for 2004. Included in the fourth quarter of 2005 is $14.1 million, or $0.34 per share, of other gains and an impairment charge. Excluding these items, results from continuing operations for the fourth quarter were a $0.13 loss per share on a loss of $3.2 million. Earnings per share for the quarter were $0.15 for 2005 on $3.6 million of net income, compared to a loss of $0.59 per share on a net loss of $13.9 million in 2004.

The following compares segment sales and operating income (loss) for the fourth quarters of 2005 and 2004 (including equity in earnings of affiliated companies and excluding restructuring, impairment and certain unallocated expenses of the corporate headquarters):

Treatment Products
Treatment Products reported sales of $209.0 million and an operating loss of $0.3 million compared with sales of $195.5 million and an operating loss of $0.7 million in 2004.

HTH Water Products
HTH water products reported sales of $63.3 million and an operating loss of $11.5 million for 2005 compared to sales of $50.5 million and an operating loss of $16.1 million for 2004.

Sales increased $12.8 million, or approximately 25 percent, principally due to higher North American residential swimming pool volumes and pricing across most product lines, partially offset by unfavorable foreign currency rates.

Operating results improved $4.6 million primarily as a result of the higher sales and lower selling and administration costs due to cost containment initiatives in North America.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $65.4 million and operating income of $9.7 million compared to sales and operating income of $61.7 million and $12.0 million, respectively, in 2004.

Sales increased $3.7 million, or approximately six percent, principally due to higher volumes, partially offset by lower pricing. The higher volumes were attributable to continued strong demand for biocides used in antidandruff products and in industrial applications, including marine antifouling paints. The decrease in pricing is primarily a result of competitive pressures within the emulsions and in-can preservation markets in the industrial biocides business.

Operating income decreased $2.3 million. The decrease is primarily due to the lower sales volumes and continued pricing pressures within the emulsions and in-can preservation markets in the industrial biocides business. In addition, the industrial biocides business had an extended plant shutdown to manage inventory levels due to lower demand. 2004 results benefited from the sale of toxicology data.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $80.3 million and operating income of $1.5 million compared to sales and operating income of $83.3 million and $3.4 million, respectively, in 2004.

Sales decreased $3.0 million, or approximately four percent, primarily due to unfavorable foreign exchange and lower volumes, partially offset by an increase in prices. The increase in volumes of CCA products in the wood protection business was offset by lower volumes in the industrial coatings business. The lower sales volumes in the industrial coatings business were predominately due to the loss of certain customers from competitive pressures within the Italian market and, to a lesser extent, the weakness in the Italian furniture market. Improved pricing in the industrial coatings business mitigated higher raw material costs.

Operating income decreased $1.9 million over the prior year as the improved results in the industrial coatings business were more than offset by the lower operating results in the wood protection business. The operating income for industrial coatings improved as a result of the price increases in certain product lines to mitigate the higher raw material costs. The lower operating results in the wood protection business were due to higher raw materials costs.

Performance Products
Performance Products reported sales of $69.3 million and operating income of $10.7 million compared with sales and operating income of $46.3 million and $0.7 million, respectively, in 2004.

Performance urethanes sales increased approximately 53 percent over the prior year due to improved pricing and higher volumes. The improved pricing more than mitigated higher raw material costs. The increase in volumes was due to stronger demand for glycols and specialty polyols and higher contract manufacturing business. Operating income improved $7.6 million which includes a $5.8 million gain on the sale of excess land located in Brandenburg, Kentucky. Excluding the gain, operating income increased $1.8 million from higher sales, which were slightly offset by increased compensation and benefits-related costs.

Hydrazine sales increased approximately 24 percent due primarily to higher volumes of Ultra PureTM Hydrazine. Operating results increased $2.4 million, primarily due to the higher Ultra PureTM Hydrazine sales, improved hydrazine hydrates pricing and savings from cost-reduction efforts.

Other Items
The Company completed the divestment of its 50 percent share in the Planar Solutions joint venture to FUJIFILM Electronic Materials USA on November 30, 2005 for $10 million in cash and the assumption of approximately $7 million of guarantees of the joint venture’s debt. Included in other (gains) and losses is a pre-tax gain of $10.2 million.

On December 28, 2005 the Company purchased the remaining 50 percent share of its Brazilian joint venture, Nordesclor S.A., from its joint venture partner. The total cash purchase price was $16 million. The purchase price is further subject to a final working capital adjustment as well as a contingent payment of up to $2.0 million in cash based on cumulative earnings over the next two years.

The full-year effective tax rate on income from continuing operations for 2005 and 2004 was 33 percent and 29 percent, respectively. The impact of other gains increased the effective tax rate on income from continuing operations by 2 percent for 2005.

2006 Outlook
The Company anticipates that sales for the full-year 2006 will increase by approximately six to eight percent. Earnings per share from continuing operations for the full-year 2006 are forecast to be in the $1.50 to $1.60 per share range. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be in the $30 to $35 million range. Pension expense is expected to increase by approximately $5 million and the effective tax rate is assumed to be 35 percent.

The Company expects improved performance in 2006, led by a significant improvement in the operating margins of its HTH water products business. This business expects results to improve through a combination of price increases, improved customer and sales mix, cost reductions and the recently acquired Nordesclor operation. HTH water products is forecasting sales of approximately $460 million and operating margins are expected to be in the 7 to 8 percent range. In addition, the Company expects continued strong demand for the biocides used in marine antifouling paints, in building products and in antidandruff shampoo markets. Wood protection is expected to benefit from increased demand in both the residential and the industrial markets, but will continue to be hampered by higher raw material costs. Performance products results are expected to be weaker due to higher raw material and energy costs.

For the first quarter, the Company anticipates earnings per share from continuing operations to be in the $0.10 to $0.15 per share range.

“2006 should be another year of improved performance, largely fueled by our higher operating margins in HTH water products.  Thanks to key strategic initiatives executed last year, we have an even more-focused portfolio of core biocides businesses and ample resources to accelerate their profitable, global growth opportunities,” said Mr. Campbell.  “By capitalizing on our innovative, chemistry-based solutions and market leadership positions, we will deliver enhanced shareholder value.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch
Headquartered in Norwalk, Connecticut, Arch Chemicals, Inc. is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leadership positions in the Treatment and Performance Products segments, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ fourth quarter 2005 earnings conference call on Thursday, February 9, 2006 at 11:00 a.m. (ET) at http://www. archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (866) 362-5158, passcode 92845283, in the United States, or (617) 597-5397, passcode 92845283, outside the United States.

•
A telephone replay will be available from 12:00 p.m. on Thursday, February 9, 2006 until 6:00 p.m. (ET) on Thursday, February 16, 2006. The replay number is (888) 286-8010, passcode 55289845; from outside the United States, please call (617) 801-6888, passcode 55289845.

###
Except for historical information contained herein, the information set forth in this communication may contain forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; lack of moderate growth or recession in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain and/or increase chemical prices; higher-than-expected raw material costs and availability for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; successful integration of the acquisition; and gains or losses on derivative instruments.

Arch Chemicals, Inc.
Condensed Consolidated Statement of Income (a)

(In millions, except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004

Sales	$278.3	$241.8	$1,305.1	$1,120.9
Cost of Goods Sold	210.6	181.8	953.9	808.0
Selling and Administration	63.7	66.4	266.8	252.6
Research and Development	5.1	4.4	21.2	15.4
Other (Gains) and Losses (b)	(15.0)	-	(14.1)	1.4
Restructuring (c)	-	-	-	1.7
Impairment (d)	0.9	2.9	0.9	2.9
Interest Expense, net	4.6	4.0	19.7	18.6
Income (Loss) from Continuing Operations Before Equity in Earnings of Affiliated Companies, Taxes and Cumulative Effect of Accounting Change	8.4	(17.7)	56.7	20.3
Equity In Earnings of Affiliated Companies	1.1	1.0	2.9	4.0
Income Tax Provision (Benefit)	4.5	(8.1)	19.8	7.0
Income (Loss) from Continuing Operations Before
Cumulative Effect of Accounting Change	5.0	(8.6)	39.8	17.3
Income (Loss) from Discontinued Operations, net of tax (e)	(0.8)	1.9	(1.6)	10.0
Gain (Loss) on Sales of Discontinued Operations, net of tax (f)	(0.1)	(7.2)	2.8	(7.4)
Cumulative Effect of Accounting Change, net of tax	(0.5)	-	(0.5)	-
Net Income (Loss)	$3.6	$(13.9)	$40.5	$19.9

Basic Income (Loss) Per Share:
Continuing Operations Before Cumulative
Effect of Accounting Change	$0.21	$(0.36)	$1.69	$0.75
Income (Loss) from Discontinued Operations (e)	(0.04)	0.08	(0.07)	0.43
Gain (Loss) on Sales of Discontinued Operations (f)	-	(0.31)	0.12	(0.32)
Cumulative Effect of Accounting Change	(0.02)	-	(0.02)	-
Basic Income (Loss) Per Share	$0.15	$(0.59)	$1.72	$0.86

Diluted Income (Loss) Per Share:
Continuing Operations Before Cumulative
Effect of Accounting Change	$0.21	$(0.36)	$1.67	$0.74
Income (Loss) from Discontinued Operations (e)	(0.04)	0.08	(0.07)	0.42
Gain (Loss) on Sales of Discontinued Operations (f)	-	(0.31)	0.12	(0.32)
Cumulative Effect of Accounting Change	(0.02)	-	(0.02)	-
Diluted Income (Loss) Per Share	$0.15	$(0.59)	$1.70	$0.84

Weighted Average Common Stock Outstanding - Basic	23.6	23.5	23.6	23.2
Weighted Average Common Stock Outstanding - Diluted	23.8	23.5	23.8	23.5

(a)	Unaudited.

(b)
The fourth quarter and year-to-date 2005 include a pre-tax gain on the sale of the Planar joint venture of $10.2 million as well as a pre-tax gain on excess land of $5.8 million. Fourth quarter and full year 2005 also includes a charge of $1.0 million and $1.9 million, respectively, for a portion of penalties and interest related to the Brazilian state import tax claim recorded in 2004. Year-to-date December 2004 includes a charge of $2.1 million for a Brazilian state import tax claim partially offset by a pre-tax gain on the sale of a building of $0.6 million.

(c)	2004 restructuring includes employee-related costs for the hydrazine business of $2.1 million, offset by a reduction of the prior years' restructuring reserves of $0.4 million.

(d)
Fourth quarter 2005 impairment relates to the write-down of land located in China that the Company will be transferring to the Chinese government for additional land. Fourth quarter 2004 impairment relates to the write-down of property, plant and equipment due to the sale of the microelectronic materials business.

(e)
Represents the results of operations of the microelectronic materials business, net of tax, through the date of the sale. The 2005 and 2004 results of operations also includes the CMS business as it is being accounted for as an asset held for sale.

(f)	The gain (loss) on sales of discontinued operations, net of tax, consists of the following:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Microelectronic Materials	$-	$(1.6)	$-	$(1.6)
Hickson organics business (1)	(0.1)	(6.7)	2.8	(7.3)
Sulfuric Acid (2)	-	1.1	-	1.5
Gain (Loss) on Sales of Discontinued Operations, net of tax	$(0.1)	$(7.2)	$2.8	$(7.4)

(1) 2005 includes the receipt of £1.7 million (approximately $2.9 million), including interest, related to two outstanding notes from the sale of the Hickson organics Castleford operations that were previously reserved for at December 31, 2004, due to the uncertainty concerning the viability of the purchaser. Fourth quarter and full year 2004 principally represent a post-closing working capital adjustment related to the sale of the Hickson organics Castleford operations.

(2) Fourth quarter and full year 2004 primarily represents a tax refund related to the sale of the sulfuric acid business.

The following table reconciles income and diluted income per share from continuing operations before cumulative effect of accounting change to income and diluted income per share from continuing operations before cumulative effect of accounting change, impairment and other (gains) and losses to provide comparability to the original guidance for both the three and twelve months ended December 31, 2005:

	Three Months		Twelve Months
	Ended December 31, 2005		Ended December 31, 2005

	Income	EPS	Income	EPS

Income from Continuing Operations Before Cumulative Effect
of Accounting Change	$5.0	$0.21	$39.8	$1.67
Add: Impairment, net of tax	0.9	0.04	0.9	0.04
Less: Other (Gains) and Losses, net of tax	(9.1)	(0.38)	(8.5)	(0.36)
Income from Continuing Operations Before Cumulative Effect of
Accounting Change, Impairment and Other (Gains) and Losses	$(3.2)	$(0.13)	$32.2	$1.35

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets (a)

(In millions, except per share amounts)

December 31,	2005	2004

Assets:
Cash & Cash Equivalents	$43.1	$74.6
Accounts Receivable, Net (b)	133.1	125.6
Short-Term Investment (b)	68.4	53.3
Inventories, Net	172.0	151.1
Other Current Assets	39.8	37.9
Assets Held For Sale	8.3	15.9
Total Current Assets	464.7	458.4
Investments and Advances - Affiliated Companies at Equity	5.7	15.5
Property, Plant and Equipment, Net	191.4	211.6
Goodwill	211.5	192.4
Other Intangibles	140.7	151.2
Other Assets	47.9	70.9
Total Assets	$1,061.9	$1,100.0

Liabilities and Shareholders' Equity:

Short-Term Borrowings	$12.0	$9.1
Accounts Payable	174.6	160.2
Accrued Liabilities	88.9	108.1
Liabilities Associated with Assets Held For Sale	9.1	12.2
Total Current Liabilities	284.6	289.6
Long-Term Debt	217.8	215.2
Other Liabilities	194.5	235.4
Total Liabilities	696.9	740.2
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
23.6 Shares Issued and Outstanding (23.4 in 2004)	23.6	23.4
Additional Paid-in Capital	422.2	418.2
Retained Earnings	36.4	14.8
Accumulated Other Comprehensive Loss	(117.2)	(96.6)
Total Shareholders' Equity	365.0	359.8
Total Liabilities and Shareholders' Equity	$1,061.9	$1,100.0

(a) Unaudited.

(b) In June 2005, the Company entered into a new securitization program through which the Company sold certain accounts receivable.
As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables has been reflected as a short-term investment. As of December 31, 2005, and 2004, the Company had not sold any participation interests in such accounts receivable.
See Form 10-K for additional information.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows (a)

(In millions, except per share amounts)

Twelve Months Ended December 31,	2005	2004
Operating Activities:
Net Income	$40.5	$19.9
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents Provided by (Used in) Operating
Activities:
(Income) Loss from Discontinued Operations	1.6	(10.0)
(Gain) Loss on Sale of Discontinued Operations	(2.8)	7.4
Cumulative Effect of Accounting Change	0.5	-
Other (Gains) and Losses	(14.1)	1.4
Equity in Earnings of Affiliates	(2.9)	(4.0)
Depreciation and Amortization	46.7	46.9
Deferred Taxes	7.9	(3.6)
Restructuring	-	1.7
Impairment	0.9	2.9
Restructuring Payments	(1.9)	(4.8)
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	-	-
Receivables	(18.0)	(0.3)
Inventories	(26.5)	(7.4)
Other Current Assets	(1.1)	(1.7)
Accounts Payable and Accrued Liabilities	4.8	20.2
Noncurrent Liabilities (b)	(31.4)	1.9
Other Operating Activities	1.9	5.8
Net Operating Activities from Continuing Operations	6.1	76.3
Change in Net Assets Held for Sale	0.3	11.8
Net Operating Activities	6.4	88.1
Investing Activities:
Capital Expenditures	(18.3)	(18.3)
Businesses Acquired in Purchase Transaction, net of cash acquired	(19.1)	(215.8)
Proceeds from sales of businesses, net	8.8	158.5
Proceeds from sales of land and property	6.0	0.9
Other Investing Activities	(2.3)	(0.1)
Net Investing Activities	(24.9)	(74.8)
Financing Activities:
Long-Term Debt Borrowings	119.3	278.0
Long-Term Debt Repayments	(111.6)	(278.0)
Short-Term Borrowings (Repayments)	1.2	7.8
Dividends Paid	(18.9)	(18.5)
Other Financing Activities	2.3	4.2
Net Financing Activities	(7.7)	(6.5)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5.3)	3.0
Net Increase (Decrease) in Cash and Cash Equivalents	(31.5)	9.8
Cash and Cash Equivalents, Beginning of Year	74.6	64.8
Cash and Cash Equivalents, End of Year	$43.1	$74.6

(a) Unaudited.

(b) The cash used by Noncurrent Liabilities includes $36.2 million for voluntary cash contributions for the U.S. pension plan.

Arch Chemicals, Inc.
Segment Information (a)

(In millions)

			2005
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Sales:
Treatment Products:
- HTH Water Products	$90.8	$183.2	$95.8	$63.3	$433.1
- Personal Care and Industrial Biocides	69.8	70.6	66.9	65.4	272.7
- Wood Protection and Industrial Coatings	87.1	101.3	89.7	80.3	358.4
Total Treatment Products	247.7	355.1	252.4	209.0	1,064.2
Performance Products:
- Performance Urethanes	48.9	50.9	59.0	63.2	222.0
- Hydrazine	4.7	5.3	2.8	6.1	18.9
Total Performance Products	53.6	56.2	61.8	69.3	240.9
Total Sales	$301.3	$411.3	$314.2	$278.3	$1,305.1

Segment Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products (d)	$-	$23.5	$(2.3)	$(11.5)	$9.7
- Personal Care and Industrial Biocides	12.5	10.8	11.5	9.7	44.5
- Wood Protection and Industrial Coatings	1.3	6.6	6.0	1.5	15.4
Total Treatment Products	13.8	40.9	15.2	(0.3)	69.6
Performance Products:
- Performance Urethanes (d, g)	0.9	3.3	5.3	9.7	19.2
- Hydrazine (d)	(0.7)	0.4	(1.6)	1.0	(0.9)
Total Performance Products	0.2	3.7	3.7	10.7	18.3
	14.0	44.6	18.9	10.4	87.9
General Corporate (Expenses) Income (h, i)	(4.1)	(4.6)	(3.6)	4.6	(7.7)
Total Segment Operating Income, including
Equity in Earnings of Affiliated Companies	9.9	40.0	15.3	15.0	80.2

Impairment	-	-	-	(0.9)	(0.9)
Equity In (Earnings) Losses of Affiliated Companies	(0.9)	0.3	(1.2)	(1.1)	(2.9)
Total Operating Income	9.0	40.3	14.1	13.0	76.4
Interest Expense, net	(4.4)	(5.8)	(4.9)	(4.6)	(19.7)
Total Income from Continuing Operations before
Equity in Earnings of Affiliated Companies, Taxes
and Cumulative Effect of Accounting Change	$4.6	$34.5	$9.2	$8.4	$56.7

			2004
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Sales:
Treatment Products:
- HTH Water Products (b)	$70.0	$162.5	$83.0	$50.5	$366.0
- Personal Care and Industrial Biocides (b)	41.6	65.8	65.5	61.7	234.6
- Wood Protection and Industrial Coatings	86.1	95.5	86.2	83.3	351.1
Total Treatment Products	197.7	323.8	234.7	195.5	951.7
Performance Products:
- Performance Urethanes	33.4	32.6	37.6	41.4	145.0
- Hydrazine	9.2	5.6	4.5	4.9	24.2
Total Performance Products	42.6	38.2	42.1	46.3	169.2
Total Sales	$240.3	$362.0	$276.8	$241.8	$1,120.9

Segment Operating Income (Loss) (c):
Treatment Products:
- HTH Water Products (b, d)	$2.3	$27.9	$(6.9)	$(16.1)	$7.2
- Personal Care and Industrial Biocides (b, e, f)	8.3	12.9	16.9	12.0	50.1
- Wood Protection and Industrial Coatings	3.2	10.4	7.1	3.4	24.1
Total Treatment Products	13.8	51.2	17.1	(0.7)	81.4
Performance Products:
- Performance Urethanes (d)	(3.4)	(1.9)	(2.0)	2.1	(5.2)
- Hydrazine (d)	1.4	(1.3)	(1.3)	(1.4)	(2.6)
Total Performance Products	(2.0)	(3.2)	(3.3)	0.7	(7.8)
	11.8	48.0	13.8	-	73.6
General Corporate Expenses (i)	(4.3)	(6.6)	(5.4)	(9.8)	(26.1)
Total Segment Operating Income (Loss) including
Equity in Earnings of Affiliated Companies	7.5	41.4	8.4	(9.8)	47.5

Restructuring	-	(1.7)	-	-	(1.7)
Impairment	-	-	-	(2.9)	(2.9)
Equity In Earnings of Affiliated Companies	(1.1)	(0.7)	(1.2)	(1.0)	(4.0)
Total Operating Income (Loss)	6.4	39.0	7.2	(13.7)	38.9
Interest Expense, net	(3.9)	(5.4)	(5.3)	(4.0)	(18.6)
Total Income (Loss) from Continuing Operations before
Equity in Earnings of Affiliated Companies, Taxes and
Cumulative Effect of Accounting Change	$2.5	$33.6	$1.9	$(17.7)	$20.3

(a)	Unaudited.

(b)	Includes the results of the acquired pool & spa and protection & hygiene businesses from the date of acquisition on April 2, 2004.

(c)	Includes equity in earnings (losses) of affiliated companies.

(d)
Third quarter 2005 includes an additional charge for a portion of penalties and interest related to the Brazilian state import tax claim of $0.2 million and $0.7 million for the water products and performance urethanes businesses, respectively. Fourth quarter 2005 includes an additional charge for a portion of penalties and interest related to the Brazilian state import claim of $0.2 million, $0.7 million and $0.1 million for the water products, performance urethanes and hydrazine businesses, respectively. Third quarter and year-to-date 2004 include a charge for a Brazilian state import tax claim of $0.4 million, $1.6 million and $0.1 million for the water products, performance urethanes and hydrazine businesses, respectively.

(e)	Third quarter and year-to-date 2004 include a $0.6 million gain on the sale of a building for the personal care business.

(f)	Second quarter 2004 includes $3.0 million and third quarter 2004 includes $3.1 million of a $6.1 million settlement for a favorable judgement obtained against a former owner of an acquired company.

(g)	Fourth quarter and year-to-date 2005 includes a pre-tax gain on excess land of $5.8 million located in Brandenburg, Kentucky.

(h)	Fourth quarter and year-to-date 2005 includes a $10.2 million pre-tax gain on the sale of the Planar Solutions joint venture.

(i)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the  Company's accounts receivable securitization program and the results of the Company's Planar Solutions joint venture.